SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2013 (March 21, 2013)

NEW YORK MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403

New York, New York 10017

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2013, the Board of Directors (the “Board”) of New York Mortgage Trust, Inc. (the “Company”) approved the Company’s 2013 Incentive Compensation Plan (the “2013 Incentive Plan”), which covers the 2013 fiscal year. Each of Steven R. Mumma, the Company’s Chief Executive Officer and President, and Nathan R. Reese, the Company’s Vice President and Secretary (each an “NEO”), are eligible to receive incentive compensation under the 2013 Incentive Compensation Plan. No other current executive officers of the Company are eligible under the 2013 Incentive Compensation Plan at this time.

The 2013 Incentive Plan is comprised of two parts: a quantitative component and a qualitative component. Pursuant to the 2013 Incentive Plan, Mr. Mumma’s incentive bonus will be weighted 80% based on performance under the quantitative component and 20% under the qualitative component, while Mr. Reese’s incentive bonus will be weighted 65% based on performance under the quantitative component and 35% under the qualitative component.

The size of the incentive bonuses payable under the quantitative component is contingent on the Company exceeding specific adjusted return on equity (“AROE”) hurdles for the 2013 fiscal year. Under the quantitative component, AROE is defined as (A) GAAP net income, as reported in the Company’s annual financial statements for the 2013 fiscal year, excluding unrealized gains and losses related to the consolidated multi-family loans held in securitization trusts divided by (B) the Company’s annual average GAAP stockholders’ equity for the 2013 fiscal year, as adjusted to exclude the impact of unrealized gains and losses related to the consolidated multi-family loans held in securitization trusts on GAAP stockholders’ equity (“Adjusted Stockholders’ Equity”). The Company’s annual average Adjusted Stockholders’ Equity is calculated by averaging its Adjusted Stockholders’ Equity for each of the four quarters in the year, with the respective quarterly amounts calculated by averaging (1) Adjusted Stockholders’ Equity for the previous quarter end and (2) Adjusted Stockholders’ Equity for the current quarter end. In its discretion, the Compensation Committee of the Board may elect to adjust the average Adjusted Stockholders’ Equity for capital raises that occurred during the measurement period to properly reflect the weighted average amount outstanding during the period.

The following table sets forth the AROE hurdles and corresponding incentive bonus payouts for each of the NEOs under the 2013 Incentive Plan:

Executive	Average AROE Hurdle(1)	Payout as a % of Base Salary Upon Achievement of Hurdle(1)
Steven R. Mumma	Less than 8%	0%
	10%	100%
	14%	200%
	18%	300%
	Greater than 18%	300%(2)

Nathan R. Reese	Less than 8%	0%
	10%	50%
	14%	100%
	18%	150%
	Greater than 18%	150%(2)

___________________

(1) Payout percentages will be pro rated based on achievement of average AROE between specified hurdles. Actual incentive bonus earned under the quantitative component is calculated by multiplying, (i) in the case of Mr. Mumma, 80% by the product of the applicable payout percentage and Mr. Mumma’s base salary, and (ii) ) in the case of Mr. Reese, 65% by the product of the applicable payout percentage and Mr. Reese’s base salary.

(2) At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of average AROE in excess of 18%.

Under the qualitative component, a participant is eligible to receive an incentive bonus equal to between zero and three times the NEO’s base salary multiplied by 20% in the case of Mr. Mumma and 35% in the case of Mr. Reese. Under the qualitative component, the Compensation Committee may consider the following performance factors, in addition to any other factors that the Compensation Committee deems to be appropriate, when determining the payout amount under this component: (i) in the case of Mr. Mumma, (A) leadership of the Company, (B) investor relations, shareholder communications and capital raising, (C) the Company’s performance relative to budget and (D) risk management and capital preservation, and (ii) in the case of all other Participants, qualitative performance objectives determined annually by the Chief Executive Officer and the Board, which may include criteria such as (A) business unit or functional area performance and (B) leadership and organizational development.

Incentive bonuses under the 2013 Incentive Plan may be paid in cash, or depending on the size of the bonus award, a combination of cash and restricted stock. The following table sets forth the form of bonus award payment at various payout levels:

Bonus Payout Amounts	% Payable in Cash	% Payable in Restricted Stock
Less than $150,000	100%	0%
Between $150,000 and $1,000,000	50%	50%
In excess of $1,000,000	0%	100%

Shares of restricted stock issued in connection with the 2013 Incentive Plan will be issued from the Company’s 2010 Stock Incentive Plan and will vest ratably on an annual basis over a three-year period or such other period as may be determined by the Compensation Committee in its sole discretion.

In addition, as previously disclosed in a Form 8-K filed on December 20, 2012, the Compensation Committee approved 2013 base salaries of $425,000 for Mr. Mumma and $240,000 for Mr. Reese.

A copy of the 2013 Incentive Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing descriptionf the 2013 Incentive Plan is qualified in its entirety by reference to the full text of the 2013 Incentive Plan.

Item 8.01.      Other Events.

Effective March 28, 2013, the Company’s principal executive office will be located at 275 Madison Avenue, New York, New York 10016.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being filed herewith this Current Report on Form 8-K.

10.1	New York Mortgage Trust, Inc. 2013 Incentive Compensation Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: March 26, 2013	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit	Description
10.1	New York Mortgage Trust, Inc. 2013 Incentive Compensation Plan.

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